TCG BDC, INC. (“TCG BDC”)

TCG BDC II, INC. (“TCG BDC II”)

(EACH, A “COMPANY” AND TOGETHER, THE “COMPANIES”)

WRITTEN CONSENT OF THE BOARDS OF DIRECTORS

IN LIEU OF A MEETING

September 26, 2017

The undersigned, being all of the members of the Board of Directors of TCG BDC and the Board of Directors of TCG BDC II (each, a “Board” and together, the “Boards”), each a Maryland corporation, pursuant to the provisions of Section 2-408(c) of the Maryland General Corporation Law, hereby adopt the following resolutions in lieu of holding a meeting of the Boards.

APPROVAL OF JOINT ALLOCATION AGREEMENT

RESOLVED, that the form, terms, and provisions of the joint allocation agreement entered into by each Company and any subsidiaries thereof, which reflects the provisions of the Companies’ joint fidelity bond (the “Fidelity Bond”) and relate to the sharing of premiums and division of proceeds in the event of a joint fidelity loss, as required by Rule 17g-1(f) under the Investment Company Act of 1940, as amended (the “Joint Allocation Agreement”), as presented to each Board, and the transactions contemplated thereby, be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the execution and delivery of the Joint Allocation Agreement by each Company’s Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer (each, an “Authorized Officer” and collectively, the “Authorized Officers”) be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of their respective Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of their respective Company thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and it is further

RESOLVED, that any and all actions previously taken by each Company or any of its respective directors, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of such Company.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

/s/ John G. Nestor	/s/ Michael A. Hart
John G. Nestor	Michael A. Hart

/s/ Eliot P.S. Merrill	/s/ Nigel D.T. Andrews
Eliot P.S. Merrill	Nigel D.T. Andrews

/s/ William P. Hendry
William P. Hendry